Exhibit 10.3

                            FEED PURCHASE AGREEMENT


     THIS FEED PURCHASE AGREEMENT ("Agreement") is made this day of 27th Aug., by and between Alliance Farms and M&M Co-op, located at Yuma, Colorado ("Grain Processor").

     Alliance desires to arrange for a supply of feed to one or more hog production facility(s); and Grain Processor desires to supply such feed, all in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, Alliance desires to issue these Feed Purchase
Specifications:

1. DEFINITIONS. The following words and terms shall have the following meanings: "Approved Ingredients" shall mean the Ingredients that are obtained from approved suppliers and listed in the Quality Assurance manual. "Diet" shall mean the formula, recipe, proportion of ingredients or make-up of the Feed. "Feed" shall mean the feed that conforms to the specifications and requirements included in this Agreement.

2. PURCHASE OF FEED. Alliance agrees to purchase Feed from Grain Processor and Grain Processor agrees to sell Feed to Alliance, all in accordance with the terms and conditions of this Agreement.

3. TERM. This Agreement commences on September 1, 1999, and shall be in effect for one (1) calendar year. Either party may cancel this Agreement upon thirty (30) days notice.

4. QUALITY STANDARDS. All Feed must be (i) manufactured in full accordance with the Farmland Livestock Production Quality Standards, (ii) of feed types that have been approved in writing by Alliance, and (iii) manufactured from the correct and current weekly Brill formulation. Each Grain Processor must be in full compliance with Livestock Production's then current Quality Standards. All orders for Feed are subject to meeting necessary requirements and to the final approval of Alliance or its representative. Only Approved Ingredients may be used in the mixing of Feeds. Any variations on ingredient or drug option must be cleared (in writing) previous to manufacture by a member of Farmland's Livestock Production Division.

5. FEED ORDERS. All nursery and finishing Feed orders must have an SDI reference number. Any variation from the SDI order must be approved by Alliance.

6. INVOICES. All invoices must contain the following information: (a) invoice number, (b) SDI reference number, (c) price per cwt or per ton, (d) gross weight, (e) tare weight, (f) net weight, (g) grain processor name and mailing address, (h) lot number, (i) producer name, (j) total price, (k) type of feed, (l) drug option and strength, (n) date of shipment, (o) and other relevant terms.

7. DIETS. The Diets will be communicated from Alliance to Grain Processor from time to time and are the exclusive property of Alliance. Feed that is made from the Diets may only be manufactured for use feeding animals owned by Alliance or persons under contract with Alliance, unless prior approval is given by Alliance. The Diets, including all nutritional specifications that are a part of the Diets, are strictly confidential, and may not be shared with any third party without the consent of Alliance.

8. PURCHASE PRICE. All grain used in rations shall be sold in weekly intervals (unless agreed to otherwise) to Alliance at the price bid to grain producers by Grain Processor on the day of sale or the day a cash contract is agreed upon, plus 10 cents per bushel.

9. OTHER GRAIN CONTRACTS. Grain processor agrees to make reasonable efforts to purchase grain from producers and sell such grain to Alliance on a competitive basis. In the event that the purchase and sale process described in Provision 8 is no longer competitive, Alliance may purchase grain directly from other sources. In such event, Alliance shall pay Grain Processor three (3) cents per bushel to cover the Grain Processor's put-through costs.

10. SALE BY GRAIN PROCESSOR TO ALLIANCE. Soybean meal, premixes, additives and supplements shall be sold by Grain Processor to Alliance at the Grain Processor's inventory cost. This cost is arrived at by adding the ingredient's cost F.O.B. the manufacturing plant to the lowest possible freight (whether obtained from Alliance or other sources approved by Grain Processor and Alliance). All food drugs or medications mixed in the Feed, and all packaged drugs and treatments (non-feed additives), whether obtained from Alliance or other source approved by Alliance, shall be sold by Grain Processor to Alliance at the lowest available price, delivered to Grain Processor.

11. ANIMAL HEALTH PRODUCTS. Alliance, at Alliance's option, shall supply all animal health products to Alliance Farm operators.

12. SALE OF INGREDIENTS. Alliance retains the right to deliver any ingredients (including any and all feed additives, premixes, supplements, grain and soybean meal) to the Grain Processor if Alliance has reasonable grounds to suspect that Grain Processor is not in accordance with points #8 and #10 above.

13. PURCHASE OF INGREDIENTS BY GRAIN PROCESSOR. In purchasing ingredients for the Feed, Grain Purchaser must either (a) purchase such ingredients from Alliance or an affiliate of Alliance, or (b) purchase such ingredients from a supplier at a price equal to or lower than the price offered by Alliance or an affiliate of Alliance.

14. INVENTORIES. Alliance shall have the right to maintain inventories of ingredients at the Grain Processor's location. Shrinkage on Alliance owned inventories that is in excess of industry standards will be charged to Grain Processor. Excess Shrinkage is defined as shrinkage that is in excess of 0.75% inventory loss on the original quantity delivered.

15. PRICING DAY. Pricing day is on Wednesday, with pricing due on Wednesday morning by 10:00 A.M. Pricing sent in on Wednesday will take effect for the following Sunday, and continue to be in effect through Saturday of that week. On weeks prior to holiday weeks, pricing may be due on Tuesday.

16. PRICE LIST. On Monday, a complete finished feed price list (Generated through the BRILL system) will be sent to the Grain Processor, this pricing will contain prices at which feed shipped in the that calendar week should be billed.

17. GRIND AND MIX PRICE. Grain processor will receive $8.00/ton for "grind and mix" on existing feed business for barns in service before August 31, 1999. After this date, any new business generated from new or relocated barns will be compensated for at a rate of $5.00/ton.

18. PELLETING FEE. Pelleting fee is $5.00/ton on all feeds. A $3.00/ton milling premium is associated with the manufacture of pre-starter nursery feeds (Currently Nursery I and Nursery II).

19. DELIVERY. Grain Processor will charge $6/ton for delivery within 25 miles of the Grain Processor. In addition, any miles further than 25 loaded miles will be charged at a rate of 1.75/loaded mile on a 24 ton minimum.

20. AUDIT. Alliance may conduct an review of Grain Processor's feed ingredient receipts if Alliance has reasonable grounds to suspect that Grain Processor is not in accordance with points #8 and #10 above.

21. ALLIANCE WARRANTIES. ALLIANCE MAKES NO WARRANTIES EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY PRODUCT, INGREDIENT, FEED, MEDICATION OR PROGRAM PRESCRIBED UNDER THIS AGREEMENT. ALLIANCE MAKES NO WARRANTIES EITHER EXPRESSED OR IMPLIED RELATIVE TO GRAIN PROCESSOR'S PROFITABILITY AS A RESULT OF THIS AGREEMENT. GRAIN PROCESSOR RECOGNIZES AND ACCEPTS THE HAZARDS INHERENT IN ANY FEED PRODUCING VENTURE.

22. FORCE MAJEURE. Either party to this Agreement shall be relieved of his or its responsibilities and obligations hereunder when performance becomes commercially impossible because of reasons beyond their reasonable control such as, but not limited to, fire, explosion, strike, accident, governmental regulations, or intervention and acts of God. Financial difficulty that may impact the Feed, however, shall not relieve Grain Processor of his or its responsibilities and obligations to deliver Feed under this Agreement.

23. ASSIGNMENT. This Agreement may not be assigned by either party without prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

24. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Missouri, without reference to the conflict of laws principles of such state.

25. ENTIRE AGREEMENT/MODIFICATION. This Agreement constitutes the entire agreement between the parties and can be modified only in writing signed by all parties hereto.

26. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand or if mailed by certified or registered mail, postage prepaid, at the addresses set forth above.
27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

28. HEADINGS. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

29. EXHIBITS. All of the exhibits and appendices attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

30. ARBITRATION/ENFORCEMENT. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to the above, costs and expenses incurred by Alliance in connection with the enforcement of its rights under this Agreement shall be reimbursed by Grain Processor.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ALLIANCE FARMS:

By:   _____________________
Print Name:  Wayne Snyder
Title:  Vice President, Livestock Production
GRAIN PROCESSOR:

Yuma Farmer's M&M Co-op

By:   _____________________
Print Name:  Karen Hill
Interim Manager